Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 18, 2012, relating to the financial statements and financial highlights which appear in the August 31, 2012 Annual Report to Shareholders of Schwab Short-Term Bond Market Fund, Schwab Total Bond Market Fund, Schwab GNMA Fund, Schwab Treasury Inflation Protected Securities Index Fund (formerly “Schwab Treasury Inflation Protected Securities Fund”) and Schwab Intermediate-Term Bond Fund (formerly “Schwab Premier Income Fund”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

January 30, 2013